                                                                    Exhibit 99.1

NEWS RELEASE                                              [LOGO]PHOENIX

For Immediate Release                                     One American Row
                                                          PO Box 5056
                                                          Hartford CT 06102-5056
                                                          www.phoenixwm.com

Contacts:
Media Relations                                Investor Relations
Alice S. Ericson, 860-403-5946                 Peter A. Hofmann, 860-403-7100
Alice.ericson@phoenixwm.com                    pnx.ir@phoenixwm.com

          George Aylward Named President of Phoenix Investment Partners

Hartford, CT, November 9, 2006 - The Phoenix Companies, Inc. (NYSE:PNX)
announced that it had named George R. Aylward, CPA, president of Phoenix
Investment Partners, its asset management subsidiary, effective immediately; he will remain chief operating officer of that business. He will report to Dona D.
Young, chairman, president and chief executive officer, The Phoenix Companies.

         "George has a strong history in the asset management business both at
Phoenix and at PricewaterhouseCoopers. He has played a lead role in the fundamental restructuring of this business and has had day-to-day responsibility for executing its strategy since the fall of 2004, during which time we made meaningful progress in many aspects of the business. George is the right leader to drive the business going forward," Mrs. Young said.

         "George and his team will continue to execute the strategy, making
Asset Management a consistently profitable contributor to Phoenix."

         Mr. Aylward will replace Daniel T. Geraci who is leaving the company to devote time to other interests. Mr. Geraci plans to serve as an advisor to assist in a transition until January 2, 2007.

         Mr. Aylward, 42, joined Phoenix in 1996 and served in several senior financial positions in its Asset Management business until the fall of 2002 when he became chief of staff to Mrs. Young. He served in that capacity until the fall of 2004 when he was named senior vice president, chief operating officer,
Asset Management. Mr. Aylward received his undergraduate degree from the
University of Connecticut, and holds an MBA from the University of
Massachusetts.

         With roots dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps individuals and institutions solve their often highly complex personal financial and business planning needs through its broad array of life insurance, annuities and investments. The company's products and services reflect deep insights into the wants and needs of consumers and financial professionals gleaned from research, including its Phoenix Wealth Survey, conducted annually since 1999.
Phoenix has been recognized for its people-friendly programs by Working Mother magazine, the National Association of Female Executives and The Princeton
Review. In 2005, Phoenix had annual revenues of $2.6 billion and total assets of
$27.7 billion. For more information, visit www.phoenixwm.com.

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